Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 24, 2025, Bed Bath & Beyond, Inc., a Delaware corporation (‘‘BBBY’’), entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’), by and among BBBY, Knight Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of BBBY, and The Brand House Collective, Inc., a Tennessee corporation (‘‘TBHC’’), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into TBHC (the ‘‘Merger’’), with TBHC surviving such Merger as a wholly owned subsidiary of BBBY. The Merger was completed on April 2, 2026.

The Merger Agreement provides that:

•
At the effective time of the Merger (the ‘‘Effective Time’’), each share of common stock, no par value, of TBHC (the ‘‘TBHC Common Stock’’) issued and outstanding immediately prior to the Effective Time (other than treasury shares and any shares of TBHC Common Stock held directly by BBBY or Merger Sub) will be converted into the right to receive 0.1993 (the ‘‘Exchange Ratio’’) of a fully paid and non-assessable share of common stock, par value $0.0001 per share, of BBBY (the ‘‘BBBY Common Stock’’) and, if applicable, cash in lieu of fractional shares of BBBY Common Stock, subject to any applicable withholding.

•
At the Effective Time, (i) each award of TBHC restricted share units (‘‘TBHC RSU’’) that is outstanding as of immediately prior to the Effective Time will automatically fully vest and be converted into the right to receive, without interest and subject to applicable withholding taxes, a number of validly issued, fully paid and nonassessable shares of BBBY Common Stock equal to (A) the number of shares of TBHC Common Stock subject to the TBHC RSU multiplied by (B) the Exchange Ratio, plus, if applicable, cash in lieu of fractional shares, and (ii) each option to purchase TBHC Common Stock (‘‘TBHC Option’’) that is outstanding as of immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive, without interest and subject to applicable withholding taxes, a number of validly issued, fully paid and nonassessable shares of BBBY Common Stock equal to (A) the Net Option Share Amount (as defined in the Merger Agreement) applicable to the TBHC Option multiplied by (B) the Exchange Ratio, plus, if applicable, cash in lieu of fractional shares.

BBBY and TBHC have different fiscal year end dates. BBBY’s fiscal year ends on December 31 of each year. TBHC’s fiscal year ends on the Saturday closest to January 31 of each year. The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the audited consolidated balance sheet of BBBY as of December 31, 2025 with the audited consolidated balance sheet of TBHC as of January 31, 2026, giving effect to the Merger as if it had been consummated on December 31, 2025.

Because BBBY and TBHC have different fiscal period ends, and in accordance with the SEC’s one fiscal quarter conformity rule, there will be no adjustments relating to the different fiscal period ends.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines (1) the audited consolidated statement of operations of BBBY for the year ended December 31, 2025 and (2) the audited consolidated statement of operations of TBHC for the year ended January 31, 2026 giving effect to the Merger as if it had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and corresponding notes to the unaudited pro forma condensed combined financial information were derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•
The historical audited consolidated financial statements of BBBY as of and for the fiscal year ended December 31, 2025, as included in BBBY’s Annual Report on Form 10-K filed with the SEC on February 24, 2026 ; and

•
The historical audited consolidated financial statements of TBHC as of and for the fiscal year ended January 31, 2026, as included herein as Exhibit 99.1 to the Current Report on Form 8-K/A of which this Exhibit 99.2 forms a part;

The unaudited pro forma combined financial information gives effect to the accounting for the Merger (the ‘‘Transaction Accounting Adjustments’’ or ‘‘Adjustments’’).

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which includes adjustments for the following:

•	Certain reclassifications to conform TBHC’s historical financial statement presentation to BBBY’s historical financial statement presentation;

•	Adjustments to reflect purchase accounting under Accounting Standards Codification 805, Business Combinations (‘‘ASC 805’’); and

•	Non-recurring transaction costs in connection with the Merger.

Accounting for the Merger

The Merger will be accounted for as a business combination using the acquisition method with BBBY assumed to be the accounting acquirer in accordance with ASC 805. Under this method of accounting, the consideration transferred will be allocated to TBHC’s assets acquired and liabilities assumed based upon their estimated fair values at the closing date. Any differences between the fair value of the consideration transferred and the fair value of the net assets of TBHC will be recorded as goodwill by BBBY. The process of valuing the net assets of TBHC at the closing date, the allocation of the consideration transferred, as well as evaluating accounting policies for conformity, is preliminary and represents BBBY’s current best estimate and is subject to revision.

The pro forma transaction accounting adjustments are based upon currently available information and certain assumptions that BBBY’s management believes are reasonable and factually supportable as of the date of this filing. The unaudited pro forma combined financial statements are presented for informational purposes only and are not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the date indicated, nor are they meant to be indicative of future results of operations or financial position for any future period or as of any future date. Future results may differ significantly from the pro forma amounts presented. The unaudited pro forma combined financial statements do not include any adjustments not otherwise described herein; they do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings, operating synergies or dis-synergies that may result from the Merger. In the opinion of BBBY’s management, all adjustments necessary to present fairly the pro forma financial information have been made.

Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands)

	As of December 31, 2025	As of January 31, 2026	As of December 31, 2025
	Bed Bath & Beyond, Inc. (Historical)	The Brand House Collective, Inc. (Historical, adjusted for reclassifications)	Transaction Adjustments	(Note 3)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$175,295	$2,932	$(5,037)	A	$173,190
Restricted cash	26,924	-	-		26,924
Accounts receivable, net of allowance for credit losses	20,829	-	(3,713)	B	17,116
Inventories	5,162	58,758	6,674	B	70,594
Prepaid expenses and other current assets	11,905	7,049	-		18,954
Total current assets	240,115	68,739	(2,076)		306,778
Property and equipment, net	13,712	14,710	-		28,422
Intangible assets, net	45,140	-	-		45,140
Goodwill	6,160	-	53,015	B	59,175
Equity securities, including securities measured at fair value	66,641	-	(1,430)	C	56,813
			(8,398)	B
Operating lease right-of-use assets	5,156	102,280	15,526	D	122,962
Other long-term assets, net including securities measured at fair value	48,554	2,604	(31,185)	B	19,973
Total assets	$425,478	$188,333	$25,452		$639,263
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$89,992	$55,348	$(537)	A	$141,090
			(3,713)	B
Accrued liabilities	51,297	17,584	(983)	A	67,898
Unearned revenue	34,429	309	-		34,738
Operating lease liabilities, current	928	33,821	-		34,749
Short-term debt, net	15,500	-	-		15,500
Current related party debt, net	-	1,361	(1,361)	B	-
Total current liabilities	192,146	108,423	(6,594)		293,975
Long-term debt, net	-	15,986	(10,000)	B	5,986
Operating lease liabilities, non-current	5,643	78,185	5,800	E	89,628
Other long-term liabilities, including commitments measured at fair value	9,745	3,172	(2,766)	F	10,151
Related party debt, net	-	36,444	(36,444)	B	-
Total liabilities	207,534	242,210	(50,004)		399,740
Stockholders’ equity (deficit):
Preferred stock	-	-
Common stock	8	188,549	(188,549)	B	8
Additional paid‑in capital	1,239,338	-	23,760	B	1,263,098
Accumulated deficit	(842,711)	(242,426)	242,426	B	(844,892)
			(3,517)	A
			(1,430)	C
			2,766	F
Accumulated other comprehensive loss	(2,574)	-	-		(2,574)
Treasury stock at cost	(176,478)	-	-		(176,478)
Total stockholders’ equity (deficit) attributable to stockholders of Bed Bath & Beyond, Inc.	217,583	(53,877)	75,456		239,162
Equity attributable to noncontrolling interests	361	-	-		361
Total stockholders’ equity (deficit)	217,944	(53,877)	75,456		239,523
Total liabilities and stockholders’ equity (deficit)	$425,478	$188,333	$25,452		$639,263

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations
 (in thousands)

	Year Ended December 31, 2025	Year Ended January 31, 2026	The Year Ended December 31, 2025

	Bed Bath & Beyond, Inc. (Historical)	The Brand House Collective, Inc. (Historical, adjusted for reclassifications)	Transaction Adjustments	(Note 4)	Pro Forma Combined
Net revenue	$1,044,616	$395,782	$(2,417)	AA	$1,437,981
Cost of goods sold	787,094	310,709	(1,651)	AA	1,102,826
			6,674	BB
Gross profit	257,522	85,073	(7,440)		335,155
Operating expenses:
Sales and marketing	143,356	2,027	-		145,383
Technology	90,276	9,620	-		99,896
General and administrative	53,569	121,127	3,517	CC	178,213
Customer service and merchant fees	37,324	-	-		37,324
Other operating expense (income), net	(5,790)	-	-		(5,790)
Gain on sale of internally developed intangible assets	-	(10,000)	10,000	DD	-
Asset impairment	-	2,013	-		2,013
Total operating expenses	318,735	124,787	13,517		457,039
Operating loss	(61,213)	(39,714)	(20,957)		(121,884)
Interest income, net	5,052	(6,024)	1,588	EE	616
Other (expense) income, net	(27,635)	230	5,815	FF	(21,590)
Loss before income taxes	(83,796)	(45,508)	(13,554)		(142,858)
Provision for income taxes	825	358	-		1,183
Consolidated net loss	(84,621)	(45,866)	(13,554)		(144,041)
Less: Net loss attributable to noncontrolling interests	-	-	-		-
Net loss attributable to stockholders of Bed Bath & Beyond, Inc.	$(84,621)	$(45,866)	$(13,554)		$(144,041)

Net loss per share, basic and diluted	$(1.41)	$(2.05)			$(2.28)
Weighted average common shares outstanding, basic and diluted	60,130	22,369	(19,416)	GG	63,083

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the Securities Act. The historical information of BBBY and TBHC is presented in accordance with GAAP.

The unaudited pro forma combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance under ASC 805, with BBBY as the accounting acquirer for the Merger. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the Merger date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Accordingly, the merger consideration allocation and related adjustments reflected in this unaudited pro forma combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the Merger that may be incurred. The pro forma adjustments represent BBBY’s best estimates and are based upon currently available information and certain assumptions that BBBY believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Merger had been completed as of the dates set forth above, nor is it indicative of the future results of BBBY following the Merger. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of TBHC, BBBY used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The pro forma purchase price allocation relating to the Merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the valuations will not result in material changes to this purchase price allocation. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma combined financial information may change the amount of the total acquisition consideration allocated to goodwill and other assets and liabilities and may impact the unaudited pro forma combined statements of operations due to adjustments in the depreciation and amortization expense of the adjusted assets.

Note 2. Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, BBBY management performed a preliminary review of TBHC’s financial information to identify differences in accounting policies compared to those of BBBY and differences in financial statement presentation compared to the presentation of BBBY. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, BBBY is not aware of any other material differences. However, BBBY will continue to perform its detailed review of TBHC’s accounting policies. Upon completion of that review, differences may be identified between the accounting policies of BBBY and TBHC that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The following tables present TBHC's historical balance sheet as of January 31, 2026 and historical consolidated statement of operations for the year ended January 31, 2026, reclassified to conform to BBBY's financial statement presentation. The reclassification adjustments do not affect TBHC's historical net loss, total assets, total liabilities, or total stockholders' deficit.

Unaudited Reclassified Condensed Combined Balance Sheet
January 31, 2026
 (in thousands)

Bed Bath & Beyond, Inc.	The Brand House Collective, Inc.	The Brand House Collective, Inc.	Reclassification Adjustments	Notes	The Brand House Collective, Inc. (Historical, adjusted for reclassifications)
Assets
Current assets:
Cash and cash equivalents	Cash and cash equivalents	$2,932	$-		$2,932
Restricted cash		-	-		-
Accounts receivable, net of allowance for credit losses		-	-		-
Inventories	Inventories, net	58,758	-		58,758
Prepaid expenses and other current assets	Prepaid expenses and other current assets	7,049	-		7,049
Total current assets		68,739	-		68,739
Property and equipment, net	Property and equipment, net	14,710	-		14,710
Intangible assets, net		-	-		-
Goodwill		-	-		-
Equity securities, including securities measured at fair value		-	-		-
Operating lease right-of-use assets	Operating lease right-of-use assets	102,280	-		102,280
Other long-term assets, net including securities measured at fair value	Other assets	2,604	-		2,604
Total assets		$188,333	$-		$188,333
Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	Accounts payable	$55,348	$-		$55,348
Accrued liabilities	Accrued expenses and other liabilities	17,893	(309)	(a)	17,584
Unearned revenue		-	309	(a)	309
Operating lease liabilities, current	Operating lease liabilities	33,821	-		33,821
Short-term debt, net		-	-		-
Current related party debt, net		1,361	-		1,361
Total current liabilities		108,423	-		108,423
Long-term debt, net		15,986	-		15,986
Operating lease liabilities, non-current	Operating lease liabilities	78,185	-		78,185
Other long-term liabilities, including commitments measured at fair value	Other liabilities	3,172	-		3,172
Related party debt, net		36,444	-		36,444
Total liabilities		242,210	-		242,210
Stockholders’ equity (deficit):
Preferred stock	Preferred stock	-	-		-
Common stock	Common stock	188,549	-		188,549
Additional paid‑in capital	Additional paid‑in capital	-	-		-
Accumulated deficit		(242,426)	-		(242,426)
Treasury stock at cost		-	-		-
Total stockholders’ equity (deficit) attributable to stockholders of Bed Bath & Beyond, Inc.		(53,877)	-		(53,877)
Equity attributable to noncontrolling interests		-	-		-
Total stockholders’ equity (deficit)		(53,877)	-		(53,877)
Total liabilities and stockholders’ equity (deficit)		$188,333	$-		$188,333

(a)	Reclassification of TBHC’s unearned revenue to conform to BBBY’s historical presentation

Unaudited Reclassified Condensed Combined Statements of Operations
For the Year Ended January 31, 2026
(in thousands)

Bed Bath & Beyond, Inc.	The Brand House Collective, Inc.	The Brand House Collective, Inc.	Reclassification Adjustments	Notes	The Brand House Collective, Inc. (Historical, adjusted for reclassifications)
Net revenue	Net sales	$395,782	$-		$395,782
Cost of goods sold	Cost of sales	310,709	-		310,709
Gross profit	Gross profit	85,073	-		85,073
Operating expenses:	Operating expenses:
Sales and marketing		-	1,549	(b)	2,027
			478	(c)
Technology		-	2,926	(b)	9,620
			4,828	(c)
			1,866	(d)
General and administrative		-	72,341	(b)	121,127
			48,333	(c)
			453	(d)
Customer service and merchant fees		-	-		-
	Compensation and benefits	76,816	(76,816)	(b)	-
Other operating expenses (income), net	Other operating expenses	53,639	(53,639)	(c)	-
	Depreciation (exclusive of depreciation included in cost of sales)	2,319	(2,319)	(d)	-
	Gain on sale of internally developed intangible assets	(10,000)	-		(10,000)
	Asset impairment	2,013	-		2,013
Total operating expenses	Total operating expenses	124,787	-		124,787
Operating loss	Operating loss	(39,714)	-		(39,714)
Interest income, net		-	(6,024)	(e)	(6,024)
	Interest expense	(6,024)	6,024	(e)	-
Other income (expense), net	Other income	230	-		230
Loss before income taxes	Loss before income taxes	(45,508)	-		(45,508)
Provision for income taxes	Income tax expense (benefit)	358	-		358
Consolidated net loss	Net loss	$(45,866)	$-		$(45,866)

(b)	Reclassification of ‘‘Compensation and benefits’’ to ‘‘Sales and marketing,’’ ‘‘Technology,’’ ‘‘General and administrative,’’ and ‘‘Customer service and merchant fees.’’

(c)	Reclassification of ‘‘Other operating expenses’’ to ‘‘Sales and marketing,’’ ‘‘Technology,’’ and ‘‘General and administrative.’’

(d)	Reclassification of ‘‘Depreciation (exclusive of depreciation included in cost of sales)’’ to ‘‘Technology’’ and ‘‘General and administrative.’’

(e)	Reclassification of ‘‘Interest expense’’ to ‘‘Interest income, net.’’

Note 3. Acquisition Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2025

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2025 are as follows:

A.
Reflects the impact of $5.0 million of nonrecurring expenses related to estimated transaction costs of TBHC primarily comprised of investment banking fees, legal fees and other related advisory costs, and directors’ and officers’ liability tail insurance. The related adjustment to the statement of operations is reflected at adjustment CC, as described in further detail in ‘‘—Note 4 —Adjustments to the Unaudited Pro Forma Combined Statement of Operations for Year Ended December 31, 2025” below.

B.
Reflects the preliminary purchase consideration allocation adjustments to record TBHC’s assets and liabilities at estimated fair value based on the consideration conveyed. The subsequent impacts to the statement of operations resulting from the acquisition are discussed in the subsequent notes below. The preliminary purchase consideration was allocated among the identified net assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Merger, which represents the excess fair value of consideration over the fair value of the underlying net assets of TBHC. This was considered appropriate based on the determination that the Merger would be accounted for as a business combination under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by BBBY in the Merger, reconciled to the estimated purchase consideration with exception to property and equipment. BBBY used the net book value of the property and equipment as the fair value has not yet been determined:

Cash and cash equivalents	$2,932
Inventories (1)	65,432
Prepaid expenses and other current assets	7,049
Property and equipment	14,710
Operating lease right-of-use assets	117,806
Other long-term assets	2,604
Total assets	$210,533
Accounts payable	51,635
Accrued liabilities	17,584
Unearned revenue	309
Operating lease liabilities, current	33,821
Long-term debt	5,986
Operating lease liabilities, non-current	83,985
Other liabilities	3,172
Net assets acquired	14,041
Goodwill	53,015
Fair value of consideration transferred (2)	$67,056

(1)
A step up in inventories of $6.7 million was made to adjust the inventories to their estimated fair value. The Inventories fair value of $65.4 million was estimated using the comparative sales method approach. The related adjustment to the statement of operations for inventories is reflected at adjustment BB, as described in further detail in ‘‘—Note 4 — Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025’’ below.

(2)
The preliminary purchase consideration to be transferred for TBHC is approximately $67.1 million based on following: 1) TBHC shareholders receiving 2.7 million shares of BBBY Common Stock at a closing share price of $4.66 as of April 1, 2026, 2) a total of $1.2 million attributable to the fair value of BBBY Common Stock issued to TBHC in exchange for RSUs that accelerated due to the change in control provision, 3) existing equity interests in TBHC of $8.4 million, 4) settlement of indebtedness of $10.0 million and 5) settlement of preexisting relationships of $34.9 million.

The following is a summary of the purchase consideration:

(in thousands, except exchange ratio)	As of April 1, 2026
TBHC's shares outstanding as of April 1, 2026	22,508
Existing shares in TBHC held by BBBY	(8,934)
TBHC's shares outstanding as of April 1, 2026, excluding shares owned by BBBY	13,574
Exchange ratio as per the merger agreement	0.1993
Total estimated outstanding shares	2,705
BBBY's stock price as of April 1, 2026	$4.66
Share consideration	$12,605
Add: Accelerated vesting of equity awards	1,155
Add: Fair value of existing equity interest held by BBBY	8,398
Add: Settlement of indebtedness	10,000
Add: Settlement of preexisting relationships (1)	34,898
Fair value of consideration transferred	$67,056

(1)
Represents the settlement of preexisting relationships between BBBY and TBHC at the time of the Merger execution including $31.2 million in related party debt between BBBY and TBHC and $3.7 million of accounts receivable from inventory sales to TBHC.

The following reflects the pro forma adjustments to BBBY’s and TBHC’s historical equity:

	Common Stock	Additional Paid-in Capital	Accumulated Deficit
Elimination of historical TBHC equity	$(188,549)	$-	$242,426
Settlement of indebtedness	-	10,000	-
Issuance of the Company's common stock and accelerated vesting of RSUs	-	13,760	-
Total unaudited pro forma adjustments to equity	$(188,549)	$23,760	$242,426

C.
Reflects the final fair value adjustment of BBBY’s equity method investment in TBHC. BBBY used TBHC’s ending stock price on April 1, 2026, for purposes of determining the final fair value adjustment of $1.4 million.

D.
Reflects a $15.5 million adjustment to remeasure TBHC’s operating lease right-of-use assets so that the operating lease right-of use assets equal the corresponding lease liabilities at the acquisition date in accordance with ASC 842-10-55-11 and ASC 805-20-30-24.

E.
Reflects a $5.8 million adjustment to TBHC’s operating lease liabilities to remeasure the liabilities at the acquisition date using BBBY’s incremental borrowing rate, as required for an acquirer’s measurement of acquired lease liabilities.

F.
BBBY elected the fair value option for its investment in TBHC and thus, all other financial interests eligible for the fair value election (including the delayed draw commitment) were required to be subsequently measured at fair value. As a result, the delayed draw commitment is accounted for as a financial instrument measured at fair value. The adjustment is eliminating the recognition of the impact of measuring the financial instrument at fair value as there would be no fair value adjustment from an intercompany lending perspective.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for Year Ended December 31, 2025

AA.
Reflects the elimination of $0.8 million in collaboration fee revenue recognized by BBBY from their collaboration agreement with TBHC. In addition, this adjustment reflects the elimination of $1.7 million in net revenue and cost of goods sold, related to inventory sold by BBBY to TBHC as this would be considered intercompany and eliminated in consolidation.

BB.
Reflects the amortization of the inventory fair value adjustment. For purposes of the unaudited pro forma condensed combined financial information, the inventories step-up amortization period was determined to be 3 months which approximates BBBY’s historical inventory turnover.

CC.
Reflects the recognition of $3.5 million of nonrecurring expense incurred in connection with the Merger that were not reflected in the historical statements of operations. These transaction costs are primarily comprised of investment banking fees, legal fees and other related advisory costs, and directors’ and officers’ liability tail insurance.

DD.	Reflects the elimination of TBHC’s gain on sale of internally developed intangible assets sold to BBBY as this would be considered intercompany and eliminated in consolidation.

EE.
For the year ended December 31, 2025, this adjustment relates to the elimination of intercompany interest expense of $2.5 million (TBHC). In addition, this adjustment reflects the elimination of BBBY’s interest income of $0.9 million for the year ended December 31, 2025. This interest income was generated from the debt agreement between BBBY (the lender) and TBHC (the borrower) as this would be considered intercompany and eliminated in consolidation.

FF.
For the year ended December 31, 2025, this adjustment relates to the derivative impact of $0.6 million (BBBY) resulting from the delayed draw commitment and the $5.2 million (BBBY) change in fair value of equity method investment.

GG.	Pro forma basic and diluted weighted average common shares outstanding have been adjusted for the following:

Year Ended December 31, 2025
Historical Weighted Average number of the Company's shares outstanding - basic and dilutive	60,130
Impact of issuance of the Company's shares to TBHC shareholders assuming issuance as of January 1, 2025	2,705
Impact of acceleration of RSUs assuming acceleration as of January 1, 2025	248
63,083